FORM
N-17f-2

OMB Number:  3235-0360
Expires: July 31, 1994
hours per response... 0.05

              Certificate of Accounting of Securities and Similar
                         Investments in the Custody of
                         Management Investment Companies


                    Pursuant to Rule 17f-2 [17 CFR 270.17f-2]

1. Investment Company Act File Number:  811-7505
   Date examination completed: 10/31/99

2. State identification Number:


AL                  AK                  AZ                  AR                  CA                  CO
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CT                  DE                  DC                  FL                  GA                  HI
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ID                  IL                  IN                  IA                  KS                  KY
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LA                  ME                  MD                  MA                  MI                  MN
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MS                  MO                  MT                  NE                  NV                  NH
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NJ                  NM                  NY                  NC                  ND                  OH
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OK                  OR                  PA                  RI                  SC                  SD
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TN                  TX                  UT                  VT                  VA                  WA
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WV                  WI                  WY                  PUERTO RICO
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Other (specify):
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


3. Exact name of investment company as specified in representation statement:

    INTRUST Funds Trust

5. Address of principal executive office (number, street, city, state, zip code):

    Steve Pierce, BISYS FUND SERVICES, 3435 STELZER ROAD, COLUMBUS, OHIO 43219-8001

INSTRUCTIONS

This form must be completed by investment companies that have custody of securities or similar investments.

Accountant

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

          THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT
                                  SEC 2198 (11-91)